Exhibit 1

Reference is made to the announcement by Frontline Ltd. (“Frontline” or the “Company”) of the Company’s entry into an Equity Distribution Agreement on July 24, 2018.

Frontline has issued 4,278,289 ordinary shares pursuant to the Equity Distribution Agreement during the month of October 2019. Following such issuance, Frontline has an issued share capital of USD 196,894,321 divided into 196,894,321 ordinary shares.

The Equity Distribution Agreement is now completed and the Company has issued in total 11,049,141 ordinary shares and raised total proceeds of $100 million under the Equity Distribution Agreement.

October 09, 2019
The Board of Directors
Frontline Ltd.
Hamilton, Bermuda

Questions should be directed to:

Robert Hvide Macleod: Chief Executive Officer, Frontline Management AS +47 23 11 40 84
Inger M. Klemp: Chief Financial Officer, Frontline Management AS +47 23 11 40 76

This information is subject of the disclosure requirements pursuant to section 5-12 of the Norwegian Securities Trading Act.